EXHIBIT 5.1

April 18, 2024

7035 Ridge Road

Hanover, Maryland 21076

www.ciena.com

Board of Directors

Ciena Corporation

7035 Ridge Road

Hanover, Maryland 21076

Ladies and Gentlemen:

This opinion letter is furnished to you to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the registration statement on Form S-8 (the “Registration Statement”) of Ciena Corporation (the “Company”) filed with the Securities and Exchange Commission, relating to the registration of 10,100,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Ciena Corporation 2017 Omnibus Incentive Plan (the “Plan”) as a result of the amendment of the Plan, effective March 21, 2024. For purposes of this opinion letter, I have examined copies of such agreements, instruments, and documents as I have deemed an appropriate basis on which to render the opinion expressed herein.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, I am of the opinion that when issued and delivered against payment therefore in accordance with the terms of the Plan and the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to my name and this opinion in the Registration Statement and the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ Sheela Kosaraju
Sheela Kosaraju
Senior Vice President, General Counsel and Assistant Secretary